UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2015

LAKELAND BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	000-17820	22-2953275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 697-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 27, 2015, Lakeland Bancorp, Inc. (the “Company”), Lakeland Bank and Thomas J. Shara, President and Chief Executive Officer of the Company and Chief Executive Officer of Lakeland Bank, entered into a Deferred Compensation Agreement (the “Deferred Compensation Agreement”) pursuant to which the Company and Lakeland Bank (collectively, “Lakeland”) will credit to a deferral account established on Mr. Shara’s behalf $16,500 for each calendar month from February 1, 2015 to December 2022 that Mr. Shara is actively employed by Lakeland. From March 1, 2015 until Mr. Shara’s separation from service, the deferral account will be credited with interest at an annual rate equal to the lesser of 15% or the Company’s return on equity for the preceding calendar year, compounded annually. The deferral account is generally payable to Mr. Shara in 180 monthly installments commencing upon separation from service after his attainment of age 65. If Mr. Shara’s employment is involuntarily terminated without “cause” or he resigns for “good reason” (as those terms are defined in the Employment Agreement, dated April 2, 2008, entered into by Mr. Shara and Lakeland, as amended (the “Employment Agreement”)) prior to his attainment of age 65, or if he separates from service after a “change in control” (as defined in the Employment Agreement) but prior to age 65, then he will be entitled to an annual benefit, payable in 180 monthly installments, commencing at age 65 that is equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65. The projected deferral account balance at age 65 is the deferral account at the time of separation from service, plus the monthly credits that would have been made to his deferral account until age 65 had he continued to be employed by Lakeland and interest credits to age 65 at the average return on equity from February 1, 2015 to the date of separation, compounded monthly. If Mr. Shara voluntarily terminates employment before age 65 other than for good reason, his deferral account will not be credited with any further monthly credits or interest.

If Mr. Shara separates from service due to death, his beneficiary will be paid an annual benefit under the Deferred Compensation Agreement equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65 determined in the manner described above for an involuntary termination without cause. This annual benefit is payable in 180 monthly installments beginning the month following Mr. Shara’s death. If Mr. Shara dies after separation from service but before age 65, his beneficiary will be entitled to payment of the amounts that would have been paid if Mr. Shara had lived until Normal Retirement Age (age 65) and died immediately after payments had begun, but payments will begin the month following his death. If Mr. Shara dies after benefits have commenced, the remaining payments will continue to his beneficiary.

If Mr. Shara’s employment is terminated for cause, all amounts payable under the Deferred Compensation Agreement are forfeited. In addition, any unpaid amounts under the Deferred Compensation Agreement are forfeitable in the event that, following his separation from service, Mr. Shara breaches certain post-employment restrictive covenants set forth in the Deferred Compensation Agreement.

In the event that the Deferred Compensation Agreement is terminated before Mr. Shara’s death and either (i) prior to age 65, or (ii) after age 65 but before his separation from service, he will be paid an amount equal to the greater of the projected deferral account balance (determined as above), or $2,192,951. If the Deferred Compensation Agreement is terminated after Mr. Shara’s death or after both his separation from service and attainment of age 65, then he will receive a lump sum payment equal to the present value of the payments which would otherwise be due.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No. 10.1 – Deferred Compensation Agreement, dated February 27, 2015, among Lakeland Bancorp, Inc., Lakeland Bank and Thomas J. Shara.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/s/ Timothy J. Matteson
Name:	Timothy J. Matteson
Title:	Executive Vice President,
General Counsel and
Corporate Secretary

Dated: March 2, 2015

Exhibit Index

Exhibit Number	Description

10.1	Deferred Compensation Agreement, dated February 27, 2015, among Lakeland Bancorp, Inc., Lakeland Bank and Thomas J. Shara.